Exhibit 23.3

CONSENT OF JDS ENERGY & MINING INC.

We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Silver Bull Resources, Inc. (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended October 31, 2014, in this Registration Statement on Form S-3 or in any amendment to the foregoing, or to any prospectuses or amendments or supplements thereto.  We also consent to the reference to us under the heading “Experts” in such Registration Statement and any related amendments or prospectuses.

JDS ENERGY & MINING INC.

Date: April 9, 2015	/s/ G. Doerksen
Name: G. Doerksen
Title: Vice President, Engineering